EXHIBIT 10.35

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT (the "Agreement") is made and entered into as of the fifth day of August 1996, by and between Electropharmacology, Inc., a Delaware corporation (the "Company"), and Joseph Mooibroek (the "Executive").

     WHEREAS, the Company desires to retain the Executive in its employ as the Chairman of the Board and Chief Executive Officer of the Company for the period provided in this Agreement, and the Executive has agreed to such employment with the Company in accordance with the terms and conditions set forth below;

     WHEREAS, the Company and the Executive have discussed and negotiated the terms and conditions of the Executive's employment and this Agreement supersedes any and all agreements, oral and written, between the parties hereto with respect to the subject hereof; and

     WHEREAS, this Agreement is intended to, and shall, set forth the definitive agreement of the parties.

     NOW, THEREFORE, for and in consideration of the recitals and premises, and the promises, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. Employment. The Company hereby employs the Executive, and the Executive hereby accepts such employment with the Company, for the term of employment set forth in Section 2 hereof, all upon the terms and conditions hereinafter set forth.

     2. Term. Employment shall be for a term commencing on the date hereof and, subject to prior termination under Section 10, Section 12 and Section 13 hereof, expiring five (5) years from the date hereof. Notwithstanding the previous sentence, at the end of each one-year anniversary of the date hereof (commencing on the fourth anniversary of the date hereof), the term of this Agreement shall be extended for one additional year upon the terms and conditions set forth herein, unless either party to this Agreement gives the other party written notice (delivered in accordance with Section 21 hereof and at least 90 days prior to the date of such anniversary) of such party's intention not to further extend the term of this Agreement. For purposes of this Agreement, any reference to the "term" of this Agreement shall include the original term and any extension thereof.

     3. Duties of the Executive. The Executive shall serve as the Chief Executive Officer and Chairman of the Board of the Company. The Executive shall perform such executive duties as a chairman of the board and chief executive officer would normally perform or as otherwise specified in the By-laws of the Company as in effect on the date of this Agreement, and shall perform, in addition thereto, such other reasonable duties as the Board of Directors of the Company (the "Board") may from time to time request in writing. Except as may otherwise be approved in advance in writing by the Board and except during vacation periods and periods of absence due to sickness, personal injury or other disability, the Executive shall devote substantially all of his normal working time and his best efforts to the performance of his duties hereunder. Notwithstanding the foregoing, nothing contained herein shall preclude the Executive from (i) serving on the boards of directors of other companies or organizations with the approval of the Board (not to be unreasonably withheld) or (ii) pursuing his personal, financial and legal affairs provided that such activity does not materially interfere with the performance of the Executive's obligations hereunder.

     4. Compensation.

          a. During the term of this Agreement, the Company shall pay to the Executive a base salary and such bonus as may be awarded to the Executive from time to time by the Board pursuant to Section 4(b) hereof. For the period commencing on the date of this Agreement and ending on December 31, 1996, the Executive's base salary shall be $275,000 on an annualized basis. Each January 1 thereafter, for the calendar year then commencing, or portion thereof falling within the term of this Agreement, the Executive's base salary, on an annualized basis, shall be not less than the product of $275,000 per year multiplied by the percentage obtained by dividing (i) the Consumer Price Index for All Urban Consumers-U.S. City Average (1982-84 = 100) (or, if publication of that index is terminated, any substantially equivalent successor thereto) for the month of July in the fiscal year of the Company immediately preceding such January 1, as published by the Bureau of Labor Statistics of the United States Department of Labor, by (ii) said Consumer Price Index for the month of July 1995 provided that the Consumer Price Index adjustment shall in no case be greater than 6% or less than 3% in any year. The Executive's base salary may be increased from time to time by the Board, but in no event shall the Executive's base salary payable for any calendar year or portion thereof be less than the annualized base salary payable for any previous calendar year, on an annualized basis, during the term of this Agreement plus the then applicable Consumer Price Index adjustment provided by the preceding sentence. During the term of this Agreement, Executive's salary shall be reviewed at least annually by the Board to determine whether an increase beyond the Executive's base salary is warranted and appropriate.

     Except as set forth in this Section 4, such base compensation shall be payable at the times and in the manner consistent with the Company's general policies regarding compensation of executive employees, but in no event less frequently than bimonthly. For so long as either (a) the Company's net income for its preceding fiscal year is less than 5% of its gross revenues or (b) the Company's gross revenues in its preceding fiscal year were less than $5,000,000 (gross revenues to be determined in each case in accordance with generally accepted accounting principles consistently applied), at the Board's option the Company may defer payment of up to 25% of the Executive's base salary each pay period during the year following such fiscal year. Such deferred payments shall bear interest, recomputed as of the beginning of each month, at an annual rate at that time equal to the then-current prime rate offered by First Interstate Bank of Texas, N.A. (the "Prime Rate"). On the first business day of each calendar year during the term of this Agreement the Company shall pay to the Executive any amount deferred the previous calendar year, plus interest, all or a portion of which may, at the Board's option, be paid in the Company's common stock. If any part of such amount is paid to the Executive in the Company's common stock, the calculation of the number of shares of stock the Executive shall receive shall be computed on the basis of the average of the fair market value of the Company's common stock on the first twenty (20) trading days and the last twenty (20) trading days of such calendar year. For purposes of this Agreement, fair market value as of any date shall be equal to the last reported sales prices of the Company's common stock on such date as reported in the Nasdaq National Market System or, if such common stock is traded on a national securities exchange, the last reported sales prices of the Company's common stock on such date as reported on any such exchange on which the Company's common stock is listed.

          b. In addition to the base salary provided by Section 4(a) hereof, the Executive shall be eligible annually to receive any incentive bonus (the "Bonus"), which shall be in an amount up to two times the Executive's then-current base salary, that the Board may grant to him based on the Company's performance, profitability and similar factors and on the Board's assessment of the Executive's individual performance under this Agreement, which decision shall be made by the Board in its sole discretion. The Board shall give written notice to the Executive of the grant of any such Bonus and the amount thereof no later than each January 31 hereafter. Such Bonus shall be payable on the next date on which the Executive is entitled to receive a payment of his base compensation and may, at the Board's option, be payable in any part in the Company's common stock which shall be issued based on a per share price equal to the average of the last reported sales prices of the Company's common stock for the twenty (20) trading days immediately preceding such date as reported in the Nasdaq National Market System or, if such common stock is traded on a national securities exchange, the average of the last reported sales prices of the Company's common stock for the twenty (20) trading days immediately preceding such date as reported on any such exchange on which the Company's stock is listed. The Board may from time to time authorize such additional compensation to the Executive, in cash or in property, as the Board may determine in its sole discretion to be appropriate.

     5. Executive Benefits.

          a. In addition to the compensation described in Section 4, the Company shall make available to the Executive and his eligible dependents such benefits which are comparable to those provided to other executive and management employees of the Company, including, without limitation, any group hospitalization, health, dental care or sick leave plan, life or other insurance or death benefit plan, travel or accident insurance, retirement income or pension plan, or other present or future group employee benefit plan or program of the Company for which key executives are or shall become eligible, and Executive shall be eligible to receive during the period of his employment under this Agreement, and, to the extent provided in Section 11 and Section 13 hereof, during any subsequent period for which he shall be entitled to receive payment from the Company under Section 11 or Section 13 hereof, all benefits for which key executives are eligible under every such plan or program to the extent permissible under the general terms and provisions of such plans and programs and in accordance with the provisions thereof; provided that, except to the extent specifically set forth in Sections 4(b), 6, 11, 12 and 13, the Executive shall not be permitted to participate in management incentive programs or in employee stock option plans or in termination pay programs. The Executive and his eligible dependents shall be eligible to participate in any such plan or program under the terms and conditions applicable to other executive and management employees and in a manner commensurate with the Executive's position and level of responsibility with the Company as compared to the position and level of responsibility of other executive and management employees of the Company as determined by the Board in its sole discretion.

          b. In addition to any life insurance coverage made available to the Executive under Section 5(a) hereof, the Company shall provide, at its sole cost and expense, to the Executive a term life insurance contract on the Executive's life in an amount not less than five hundred thousand dollars ($500,000), the proceeds of which shall be payable to Executive's wife or such other beneficiary as Executive may designate. The Executive agrees that the Company can obtain a key-man or similar life insurance policy on the Executive's life, the proceeds of which shall be paid to the Company, and the Executive agrees to cooperate with the Company in obtaining such life insurance policy.

          c. The Company shall pay to Executive an automobile allowance in the amount of $1,000 per month during the term of this Agreement.

          d. The Executive shall be entitled to four (4) weeks of paid vacation per calendar year which shall be pro-rated for partial years. Executive may carry over from year to year up to 500 hours of unused vacation time. Notwithstanding anything herein to the contrary, the Executive may not take more than two (2) weeks vacation during any twelve (12) week period without the prior written permission of the Board, which shall not be unreasonably withheld.

     6. Stock Options.

          a. Simultaneously with the execution of this Agreement, the Company shall grant to the Executive an option to purchase that number of shares of the Company's common stock equal to 10% of the Company's fully diluted and outstanding common stock (less the number of shares represented by the warrants to purchase shares held by Norton Herrick as of the date hereof (the "Warrants")) on the date hereof at a price equal to the average of the last reported sales prices of the Company's common stock for the twenty (20) trading days immediately preceding the date hereof as reported in the Nasdaq National Market System or, if such common stock is traded on a national securities exchange, the average of the last reported sales prices of the Company's common stock for the twenty (20) trading days immediately preceding the date hereof as reported on any such exchange on which the Company's common stock is listed. Such option shall be immediately exercisable with respect to 20% of the shares covered thereby and such option shall be exercisable with respect to an additional 20% of the shares covered thereby on each of the first, second, third and fourth anniversaries of the date of this Agreement. Notwithstanding the foregoing, in the event the Executive's employment hereunder is terminated by the Company other than for Cause (as defined herein) or by the Executive by Permitted Resignation (as defined herein) prior to the end of the term of this Agreement, such option shall immediately vest and become exercisable in accordance with Section 11(b) hereof. If the Executive is terminated for Cause (as defined herein), all stock options, whether or not vested, shall immediately terminate without any payment made therefor. If the Executive resigns (other than by Permitted Resignation), all unvested stock options shall immediately terminate without any payment therefor. Upon the Employee's death or Disability (as defined herein), all unvested stock options that are to vest on the next anniversary date of this Agreement shall immediately vest and become exercisable and all other unvested stock options shall immediately terminate without any payment made therefor. The agreement evidencing such option shall be substantially in the form attached hereto as Exhibit A.

          b. Upon the exercise of Warrants to purchase common stock of the Company by Norton Herrick, the Executive shall be granted an option to purchase that number of shares of the Company's common stock equal to the number of shares of the Company's common stock as to which Mr. Herrick exercised his Warrant times one-tenth

(0.10). The agreement evidencing such option shall be substantially in the form attached hereto as Exhibit A.

          7. Moving Expenses. The Company shall pay the Executive a total of $200,000 to reimburse him for his moving and related expenses.

          8. Expenses. The Company shall also pay or reimburse the Executive for all reasonable and necessary expenses incurred by the Executive in connection with his duties on behalf of the Company in accordance with the general policies of the Company and his employment by the Company pursuant to this Agreement

          9. Place of Performance. In connection with his employment by the Company, unless otherwise agreed by the Executive, the Executive shall be based at the principal executive offices of the Company, except for travel reasonably required for Company business.

          10. Termination. a. Termination for Cause. The Company may terminate Executive's employment hereunder for Cause, which shall mean only either (i) the final conviction of the Executive by a court of competent jurisdiction for any felony or any crime involving fraud, dishonesty or misappropriation (provided that if the Executive's conviction is subsequently overturned, and the Company had terminated the Executive pursuant to this Section 10(a), such termination shall be deemed to be without Cause and the Executive shall be entitled to receive the payments and benefits set forth in Section 11, together with interest at the then current Prime Rate from the date such payments would have been due to the Executive had such termination been without Cause until the date such payments are made to the Executive) or (ii) the Company fails in any respect or to any extent to achieve one or more of the operating objectives set forth on Exhibit B. If the Executive is indicted, the Company shall have the right to suspend the Executive pending the outcome of such indictment, provided that during such suspension period the Executive shall continue to receive all payments and benefits to which he is entitled pursuant to this Agreement.

          b. Resignation. In the event that (i) the Company shall during the term of this Agreement (A) fail to continue the appointment of Executive as Chairman of the Board or Chief Executive Officer of the Company, (B) reduce the Executive's annual salary below the minimum amount specified in Section 4 hereof, (C) reduce, without the Executive's prior written consent, the duties and responsibilities of the Executive as described herein, (D) violate any material term of this Agreement, provided that the Executive gives the Company written notice of such violation and the Company fails to cure such violation within 30 days or such longer period as may be reasonably necessary to cure such violation provided that the Company is diligently pursuing such cure, or (E) consummate a Change in Control (as defined herein) or (ii) Executive is not elected or appointed as a director of the Company, then the Executive, at his sole option, may give notice to the Company at any time within ten (10) days after the occurrence of such event of his election to resign and terminate this Agreement ("Permitted Resignation") effective immediately upon receipt of such notice (delivered in accordance with Section 21 hereof), or effective upon such other date (not later than ten (10) days following such notice) that the Executive may designate in such notice.

          c. Change in Control. The term "Change in Control" shall mean the occurrence during the term of this Agreement of any of the following events:

          i. The Company is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than fifty percent (50%) of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors ("Voting Stock") of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction;

          ii. The Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than fifty percent (50%) of the combined voting power of the then-outstanding Voting Stock of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer;

          iii. There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) (other than a person including Norton Herrick, David Saloff, the Executive or an Affiliate of the Executive (but only if such Affiliate obtained any or all of the securities requiring the filing of such Schedule from the Executive) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing both

     (i) 35% or more of the combined voting power of the then-outstanding Voting Stock of the Company and (ii) a greater percentage of the then outstanding Voting Stock then held by David Saloff, Norton Herrick and the Executive and their Affiliates collectively. For purposes of this Agreement, an Affiliate of a person shall include (i) any spouse, child, grandchild, parent, grandparent, sibling, aunt, uncle or cousin of such person or such person's spouse (a "Family Member") or (ii) any trust, the beneficiaries or trustees of which include such person or a Family Member or (iii) any corporation, partnership or other entity the legal or beneficial owners of which include such person or a Family Member;

          iv. The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing that a change in control of the Company has occurred or will occur in the future pursuant to any then-existing contract or transaction other than a change in control pursuant to which David Saloff and/or Norton Herrick and/or the Executive and/or their Affiliates acquire control; or

          v. If, during any period of two consecutive years, (a) individuals who at the beginning of any such period constitute the Directors of the Company and (b) such other persons as are nominated or elected by a vote of the Directors of the Company, collectively, cease for any reason to constitute at least a majority of the Directors of the Company; provided, however, that for purposes of this clause (v) each Director who is first elected, or first nominated for election by the Company's stockholders, by a vote of the

     Directors of the Company (or a committee thereof) then still in office who were Directors of the Company at the beginning of any such period will be deemed to have been a Director of the Company at the beginning of such period.

          Notwithstanding the foregoing provisions of Section 10(c)(iii) or 10(c)(iv), unless otherwise determined in a specific case by majority vote of the Board, a "Change in Control" shall not be deemed to have occurred for purposes of Section 10(c)(iii) or 10(c)(iv) solely because (A) the Company, (B) an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock (a "Subsidiary"), or (C) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock of the Company, whether in excess of 35% or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership or any increase or decrease thereof.

          d. Death. The term of this Agreement shall terminate on the death of the Executive.

     11. Termination Payments and Benefits. If the Executive's employment hereunder is terminated by the Executive by Permitted Resignation or by the Company other than for Cause prior to the end of the term of this Agreement, then the Company shall be obligated to pay to the Executive certain termination payments and make available certain benefits as follows:

          a. Termination Payment. The Company shall pay to the Executive a lump sum in cash, payable within ten (10) business days after the effective date of such termination, equal to two times the sum of (i) the Executive's highest annual base salary pursuant to Section 4(a) hereof during the three-year period prior to the Executive's termination (or such shorter period during which this Agreement has been in effect) plus (ii) the Executive's average annual bonus pursuant to Section 4(b) during the three-year period prior to the Executive's termination; provided, however, that (i) if at the time of termination the remainder of the term is greater than two (2) years, and the Executive remains unemployed two (2) years after the termination date, the Executive shall be entitled to receive his base salary pursuant to Section 4(a) from such two year anniversary of the termination date until the earlier of (A) the end of the term or (B) the date on which the Executive becomes employed (subject to the limitation that the total amount paid to the Executive pursuant to this Section 11(a) shall not exceed the total amount of base salary the Executive would have received pursuant to Section 4(a) between the termination date and the end of the term) and (ii) if at the time of termination the remainder of the term is less than one (1) year, the Executive will receive one-half (1/2) of the amount otherwise provided in this Section 11(a).

          b. Benefits. Notwithstanding any provision to the contrary in any option agreement or other agreement or in any plan, (i) all of the Executive's outstanding stock options shall immediately vest and become exercisable and the Executive shall have the full term of the option to exercise any of the Executive's stock options, and (iv) all restrictions on any other equity awards relating to continued performance of services shall lapse provided that all of the Company's common stock issued pursuant to such stock options shall be subject to Section 14 hereof.

          Subject to Section 15, for two years following the termination of this Agreement, the Company shall use its reasonable best efforts to maintain in full force and effect for the continued benefit of the Executive all employee welfare benefit plans and perquisite programs in which the Executive was entitled to participate immediately prior to the Executive's termination or shall arrange to make available to the Executive benefits substantially similar to those which the Executive would otherwise have been entitled to receive if his employment had not been terminated; provided, however, that (i) if the remainder of the term exceeds two (2) years, the Company shall use its reasonable best efforts to continue to provide such benefits to the Executive until the end of the term and
(ii) if the remainder of the term is less than one (1) year, the obligation of the Company pursuant to this Section 11(b) shall extend for only one (1) year following the termination date. Such welfare benefits shall be provided to the Executive on the same terms and conditions (including, without limitation, employee contributions toward the premium payments) under which the Executive was entitled to participate immediately prior to his termination.

          Notwithstanding the foregoing, with respect to the Executive's continued coverage under the Company's medical and dental plan, or a successor plan, pursuant to this provision, the Executive's "qualifying event" for purposes of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") shall be his date of termination from the Company.

     12. Other Termination. If the Company terminates this Agreement for Cause or if the Executive terminates this Agreement for any reason other than by Permitted Resignation or if the Executive dies or in the event of the Executive's Disability, then the Company and the Executive shall have no further obligation hereunder except as follows or except as provided in any available plan, program or agreement:

          a. The Company shall pay the Executive his then current minimum base salary through the effective date of such termination;

          b. If the Executive terminated this Agreement other than by Permitted Resignation, he shall receive such benefits, if any, as are afforded by the Company under its then existing policies applicable to employees who voluntarily terminate their employment; and

          c. The Executive shall have the rights set forth in Section 6(a) hereof in the event of his death or Disability and Section 13 hereof in the event of termination of this Agreement upon his Disability.

     13. Disability.

          a. In the event of the Executive's Disability (as defined herein) during the term of this Agreement, the Executive's duties and obligations hereunder shall cease and the Company shall pay to the Executive in cash, for each calendar year until the Executive reaches the age of 65 and at the times at which the Executive would have received payment of his base salary, an amount equal to 60% of the sum of (i) the Executive's highest annual base salary pursuant to Section 4(a) hereof during the three-year period prior to the Executive's Disability (or such shorter period during which this Agreement has been in effect) plus (ii) the Executive's average annual bonus pursuant to
Section 4(b) during the
three-year period prior to the Executive's Disability. For this purpose, the Company shall maintain in full force and effect during the term of this Agreement an insurance policy with an insurance company acceptable to the Executive acting reasonably that shall provide for the payment of such amounts to the Executive upon his Disability.

          b. "Disability" shall be defined as in the insurance policy referenced in Section 13(a) hereof.

          c. For the period during which the Executive is entitled to receive payments under this Section 13, the Company shall use its reasonable best efforts to maintain in full force and effect for the continued benefit of the Executive all employee welfare benefit plans and perquisite programs in which the Executive was entitled to participate immediately prior to the Executive's Disability or shall arrange to make available to the Executive benefits substantially similar to those which the Executive would otherwise have been entitled to receive if he had not become disabled, except for the automobile allowance set forth in Section 5(b). Such welfare benefits shall be provided to the Executive on the same terms and conditions (including employee contributions toward the premium payments) under which the Executive was entitled to participate immediately prior to his Disability.

          d. The Company shall have no obligation under this Section 13 if the Executive is not insurable.

     14. No Other Termination Compensation. Except as specifically provided in Sections 11, 12 and 13 hereof, upon termination of this Agreement for any reason, the Executive shall not be entitled to any severance pay or to any other compensation or payments (by way of salary, damages or otherwise) of any nature relating to this Agreement or otherwise relating to or arising out of his employment by the Company. Notwithstanding anything herein to the contrary, upon termination of this Agreement for any reason, (i) for a period of two (2) years following such termination, any shares of the Company's common stock owned of record or beneficially by the Executive or his Affiliates arising directly or indirectly from the exercise, in whole or in part, of the stock options described in Section 6 hereof, whether such exercise is prior to or subsequent to the date of termination, shall be non-voting shares as long as such shares are held by the Executive or any of his Affiliates (and any such shares may be so legended) and (ii) the Executive agrees that neither he nor any of his Affiliates shall purchase or otherwise acquire any common stock of the Company for a period of two (2) years following such termination except pursuant to the exercise of stock options.

     15. No Mitigation Obligation. The Executive is under no obligation to mitigate damages or the amount of any payment provided for pursuant to Section 11 or 13 hereof by seeking other employment or otherwise; provided, however, that the Executive's coverage under the Company's welfare benefit plans and perquisite programs will terminate when the Executive becomes covered under any employee benefit plan made available by another employer and covering the same type of benefits. The Executive shall notify the Company within ten (10) days after the commencement of any such benefits.

     16. Arbitration. Any dispute between the parties under this Agreement shall be submitted to arbitration and such arbitration shall be conducted in accordance with the rules of the International Chamber of Commerce ("ICC"). Each of the parties hereto shall appoint one person as an arbitrator to hear and determine any such dispute and if the two arbitrators so chosen shall be unable to agree, then the two arbitrators shall select a third impartial arbitrator whose decision shall control. All arbitrators selected shall have previously engaged in and conducted arbitrations for at least the past three (3) years in accordance with the rules of the ICC. The arbitrators shall have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions. The arbitrators shall permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrators. The determination of the arbitrators shall be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrators shall give written notice to the parties stating his or their determination, and shall furnish to each party a signed copy of such determination. Arbitration hereunder shall be final and binding on the parties and may not be appealed. The expenses of arbitration, including reasonable attorneys' fees, shall be borne by the losing party or as the arbitrators shall otherwise equitably determine.

     17. Indemnification. To the maximum extent permitted under the corporate laws of the State of Delaware or, if more favorable, the By-Laws of the Company as in effect on the date of this Agreement, (a) the Employee shall be indemnified and held harmless by the Company, as provided under such corporate laws or such By-Laws, as applicable, for any and all actions taken or matters undertaken, directly or indirectly, in the performance of his duties and responsibilities under this Agreement or otherwise on behalf of the Company, and
(b) without limiting clause (a), the Company shall indemnify and hold harmless the Employee from and against (i) any claim, loss, liability, obligation, damage, cost, expense, action, suit, proceeding or cause of action (collectively, "Claims") arising from or out of or relating to the Employee's acting as an officer, director, employee or agent of the Company or any of its affiliates or in any other capacity, including, without limitation, any fiduciary capacity, in which the Employee serves at the request of the Company, and (ii) any cost or expense (including, without limitation, fees and disbursements of counsel) (collectively, "Expenses") incurred by the Employee in connection with the defense or investigation thereof. If any Claim is asserted or other matter arises with respect to which the Employee believes in good faith the Employee is entitled to indemnification as contemplated hereby, the Company shall pay the Expenses incurred by the Employee in connection with the defense or investigation of such Claim or matter (or cause such Expenses to be paid) on a monthly basis, provided that the Employee shall reimburse the Company for such amounts, plus simple interest thereon at the then current Prime Rate as in effect from time to time, compounded annually, if the Employee shall be found, as finally judicially determined by a court of competent jurisdiction, not to have been entitled to indemnification hereunder.

     18. Agreement. This Agreement supersedes any and all other agreements, either oral or written, between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to such subject matter.

     19. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

     20. Successors and Binding Agreement.

          a. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive acting reasonably, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including, without limitation, any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

          b. This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

          c. This Agreement is personal in nature and neither of the parties hereto shall, without the prior written consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 20(a) and (b) hereof; provided, however, nothing contained herein shall prohibit the transfer of the Executive's right to receive payments hereunder by will or by the laws of descent and distribution.

          21. Notices. For all purposes of this Agreement, all communications, including, without limitation, notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive offices and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

     22. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Florida, without giving effect to the principles of conflict of laws of such State.

     23. Severability and Reformation. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of the parties under this Agreement would not be materially and adversely affected thereby, such provision shall be fully separable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom, and, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the parties hereto request the court or any arbitrator to whom disputes relating to this Agreement are submitted to reform the otherwise illegal, invalid or unenforceable provision in accordance with this Section 23.

     24. Survival of Provisions. Notwithstanding any other provision of this Agreement, the parties' respective rights and obligations under Sections 11, 12, 13, 14, 15, 16, 17, 19 and 25 hereof, and under any other Sections that provide a party with rights (including, without limitation, rights to receive payments) that have not been fully satisfied as of such termination or expiration, will survive any termination or expiration of this Agreement or the termination of the Executive's employment for any reason whatsoever.

     25. Nondisclosure: Competitive Activity. The Company and the Executive shall execute the Agreement attached hereto as Exhibit C simultaneously with the execution of this Agreement.

     26. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Unless otherwise noted, references to "Sections" are to sections of this Agreement. The captions used in this Agreement are designed for convenient reference only and are not to be used for the purpose of interpreting any provision of this Agreement.

     27. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereof have executed this Agreement as of the day and year first above written.


                                                  /s/ JOSEPH MOOIBROEK
                                                  ------------------------------
                                                  Joseph Mooibroek


                                                  ELECTROPHARMACOLOGY, INC.


                                                  By: /s/ DONALD F. SOLDATIS
                                                      --------------------------
                                                  Name: DONALD F. SOLDATIS
                                                  Title: CHIEF FINANCIAL OFFICER